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                                                                    Exhibit 12.1

                            Communications Instruments, Inc.
                   Computation of Ratio of Earnings to Fixed Charges
                                 (Dollars In Thousands)
                                      (Unaudited)

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
                                 -------------------------------------------------------------

                                     Year          Year         Year         Year         Year
                                    Ended         Ended        Ended        Ended        Ended
                                 12/31/95      12/31/96     12/31/97     12/31/98     12/31/99
                                 --------      --------     --------     --------     --------
Earnings (Loss) Before Taxes
  and Minority Interest          $ (2,498)     $  2,782     $  6,938     $  5,355     $ (3,244)
                                 --------      --------     --------     --------     --------
Fixed Charges:
  Interest Charges                  2,172         3,139        5,243       11,835       16,863
  Amortization of Financing
     Costs                            137           252          401          724        1,085
  Environmental Interest             --             147          119          113          119
  Estimated Interest Factor
    of Rental Expense                  40           272          351          532          532
                                 --------      --------     --------     --------     --------

Total Fixed Charges                 2,349         3,810        6,114       13,204       18,599
                                 --------      --------     --------     --------     --------

Total Earnings Available for
  Fixed Charges                      (149)        6,592       13,052       18,559       15,355
                                 ========      ========     ========     ========     ========

Ratio of Earnings to Fixed
   Charges                            N/A          1.7x         2.1x         1.4x         0.8x

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